CONSENT OF INDEPENDENT AUDITORS

         As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Registration Statement on Form N-14, including the reference to our firm under the heading "Financial Highlights-Corbin Fund" in the Combined Prospectus/Proxy Statement.


/s/ McCurdy & Associates

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
April 8, 2005